Amendment No. 1 to
                               ------------------

            AGREEMENT WITH STOCKHOLDERS of GP STRATEGIES CORPORATION
            --------------------------------------------------------

                                 October 6, 1999

     The agreement entitled "Agreement With Stockholders of GP Strategies Corporation," dated August 31, 1999, among VS&A Communications Partners III, L.P., a Delaware limited partnership ("VS&A"), and Jerome Feldman, Scott Greenberg, John McAuliffe, John Moran, and Douglas Sharp (the "Stockholders Agreement"), is amended as follows:

     1.    Section 1(d) is amended as follows:

           (i)      The heading of section 1(d) is amended to read as follows:

                    "(d)    Cancellation of Certain Options; Exercise of
                            --------------------------------------------

                            Other Options."
                            -------------

           (ii) The following sentence is inserted before the first sentence of section 1(d):

                    "Immediately prior to the consummation of the Merger, all of the options held as of October 1, 1999 by Messrs. Feldman, Greenberg, McAuliffe, Moran and Sharp pursuant to the
                    Employment Agreements dated as of June 1, 1999 between Mr. Feldman and the Company and the respective Employment
                    Agreements dated July 1, 1999 between the Company and Messrs. Greenberg, McAuliffe, Moran and Sharp (i.e., options held by Mr Feldman to purchase 53,623 shares and options held by each of the other Stockholders to purchase 100,000 shares) shall be canceled, and each of the Stockholders shall execute and deliver all such documents as VS&A reasonably may determine to be necessary or advisable to effect the cancellation and to confirm that the Company shall have no further obligation with respect to the Canceled Options.

           (iii)    The  second   sentence  (previously  the  first sentence) of
section 1(d) is amended to read as follows:

                    "Prior to the record date to be set forth in the Merger Agreement for determining the holders of outstanding shares of the Company's Common Stock, each of the Stockholders, provided that he has received the loan described in the next sentence, shall exercise all of


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                    the then  exercisable  options (other than the options to be canceled in accordance with the preceding sentence) he holds for the purchase of any shares of either Common Stock or Class B Capital Stock of the Company; provided however that, Messrs. McAuliffe, Moran and Sharp shall not be required to exercise their options unless prior to the record date the Company has received an Acquisition Proposal from a third party or a third party has expressed its intention orally or in writing to the Company or to any of its officers or directors, or in an SEC filing, or otherwise, to make an Acquisition Proposal."

     2.    Section 1(f) is amended to read as follows:

           "(f)     Exchange of Shares for Shares of the LLC.

                    Immediately prior to the Merger, each of the Stockholders other than Mr. Feldman shall contribute to the LLC all of the shares of the Company's Common Stock and Class B Capital Stock then held of record or beneficially by him, including the shares acquired upon exercise of options, and Mr. Feldman shall contribute to the LLC a portion determined by him of the shares of the Company's Common Stock and Class B Capital Stock then held of record or beneficially by him, including the shares acquired upon exercise of options, but not less than the number of such shares that represent 60% of the value of all of such shares, and each of the Stockholders shall be entitled to receive in exchange for those shares a membership interest in the LLC in the proportion that the value of the shares contributed by that Stockholder (based on the price paid for shares of that class upon consummation of the Merger) bears to the total equity of the LLC. "

     3.    Section 5 is amended to read as follows:

                    "5.    Term.

                    This agreement shall continue in effect until the earliest of (a) consummation of the Merger pursuant to the Merger Agreement, and (b) August 31, 2000. If, however, at any time after execution and delivery of the Merger Agreement either party terminates the Merger Agreement and the Stockholders have not materially breached any of their obligations under Sections 1 and 3 of this agreement, this agreement shall thereupon terminate. The termination of this agreement pursuant to this provision shall not relieve any party of liability for any prior breach of its or his obligations under this agreement."


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           Except as  expressly  provided  above, the terms of the  Stockholders
Agreement shall remain in full force and effect.


                                        VS&A COMMUNICATIONS PARTNERS III, L.P.

/s/ Jerome Feldman                      By: VS&A Equities III, L.L.C.,
----------------------------                its general partner
Jerome Feldman

                                        By: /s/ Jeffrey T. Stevenson
                                            ------------------------------------
                                            Jeffrey T. Stevenson, President and
/s/ John McAuliffe                          Senior Managing Member
----------------------------
John McAuliffe

/s/ Scott Greenberg                         /s/ Douglas Sharp
----------------------------                ------------------------------------
Scott Greenberg                             Douglas Sharp

/s/ John Moran
----------------------------
John Moran




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